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EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors and Stockholders
HyperFeed Technologies, Inc.:

We consent to the use of our reports dated March 12, 1999, included in the HyperFeed Technologies, Inc. (formerly PC Quote, Inc.)(the Company) 1998 Annual Report on Form 10-K, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report on the financial statements contains an explanatory paragraph that states that the Company has experienced significant operating losses which has adversely affected the Company's current results of operations and liquidity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                                    /s/ KPMG LLP

Chicago, Illinois
October 25, 1999